Exhibit 3.7

COMPENSATION COMMITTEE CHARTER

Adopted by the Board of Directors of
DTS, Inc.
February 23, 2006

I.              Purpose

The purpose of the Compensation Committee (the “Committee”) of DTS, Inc. (the “Company”) is to assist the Board of Directors of the Company (the “Board”) in the discharge of its responsibilities relating to executive and director compensation, to oversee incentive, equity-based and other compensatory plans in which executive officers and key employees of the Company participate and to produce an annual report on executive compensation for inclusion as required in the Company’s proxy statement.

II.            Composition

The Committee shall be composed of not less than three directors, as determined by the Board, each of whom shall (i) satisfy the independence requirements of the Nasdaq National Stock Market, (ii) qualify as a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) qualify as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Members shall be appointed to, and removed from, the Committee by the Board.

III.           Responsibilities

The authority delegated to the Committee is set forth below. This description of authority is intended as a guide and the Committee may act and establish policies and procedures that are consistent with these guidelines or are necessary or advisable, in its discretion, to carry out the intent of the Board in delegating such authority and to fulfill the responsibilities of the Committee hereunder.

1.             Develop and periodically review compensation policies and practices applicable to executive officers, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition in terms of base salary, deferred compensation and incentive or equity-based compensation and other benefits.

2.             Review and approve, at least annually, corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of these goals and objectives, and set the CEO’s compensation level based on this evaluation.

3.             Determine bases for and set compensation levels for other executive officers.

4.             Supervise, administer and evaluate incentive, equity-based and other compensatory plans of the Company, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards.

5.             Review and approve, subject to stockholder approval as required, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company, other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations, and reserve shares of the Company’s common stock for issuance under any such plan.

6.             Review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers.

7.             Review periodically the compensation and benefits offered to nonemployee directors and recommend changes to the Board as appropriate.

8.             Prepare an annual report to the Company’s stockholders on executive compensation that will be included in the Company’s proxy statement for its annual stockholders’ meeting in accordance with the rules and regulations of the Securities and Exchange Commission.

9.             Make available minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

10.           At least annually, evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

11.           Perform such other duties and responsibilities as are required by law, applicable Nasdaq (or stock exchange) rules or as may be assigned to the Committee by the Board or as designated in plan documents.

IV.           Authority and Power to Act

In the event that one or more members of the Committee are absent from a meeting of the Committee or being present at a meeting recuse themselves from an action taken, the remaining members of the Committee (provided there are at least two such members), acting unanimously, shall have the power to take any necessary action. No action of the Committee shall be valid unless taken pursuant to a resolution adopted and approved by at least two members of the Committee. No member of the Committee shall participate in any discussions or deliberations relating to such person’s own compensation or other matters in which such person has a material interest.

Except with respect to matters relating to compensation of the Company’s Chief Executive Officer, with respect to which the Board delegates to the Committee exclusive authority during such period of time that the Committee is empanelled with at least two qualifying members as described above, the Board simultaneously reserves to itself all authority delegated hereunder to the Committee. This reservation of authority does not in any way limit the Committee’s authority to act definitively on matters delegated to it hereunder. Notwithstanding the above, the Board reserves the right at any time to revoke or change the authority delegated hereunder.

By adopting this Charter, the Board delegates to the Committee the authority to:

1.             Perform each of the responsibilities of the Compensation Committee described above; provided, however, that the Board retains the authority to authorize one or more officers of the Company to designate officers and employees to be recipients of rights or options created by the Company or to determine the number of such rights or options to be received by such officers or employees.

2.             Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee.

3.             Appoint a chair of the Committee, unless a chair is designated by the Board.

4.             Retain and terminate compensation consultants, independent counsel and such other advisors as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such advisors. Compensation paid to such parties and related expenses will be borne by the Company and the Company will make appropriate funding available to the Committee for such purposes.

5.             Obtain advice and assistance from internal legal or other advisors.